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                                                                 EXHIBIT 10.13

                                   VIEWLOCITY

October 27,1999

Mr. Maurice Trebuchon
1320 Wayne Avenue NE
Atlanta, GA 30306

RE: REVISED OFFER LETTER

Dear Moe:

I am pleased to offer you the position of Executive Vice President and Chief Operations Officer with Viewlocity, Inc. (the "Company"). In making this offer, I am expressing my enthusiastic support for your leadership skills and abilities. You bring an extraordinary capability to this Company that is essential in achieving our goals, both short and long term. In addition, we expect that your base of experience and contacts will enable you to significantly impact and influence the overall organization and strategic direction of the company. The purpose of this letter is to communicate the terms of this offer.

- JOB TITLE: Executive Vice President and Chief Operations Officer. In this position you will have reporting to you the following functions:
     Sales, PSO (Professional Services Organization), Business Development and Product Development. For the time being the Area Vice Presidents (Michael Lantz, Anders Berglund and Cynthia Szuma) will continue to report to me. In the future their reporting arrangement will change to report in to you. The timing of this change will be coordinated between us.

-    REPORTING TO: The President and Chief Executive Officer

- START DATE: As mutually agreed upon by the Company and you, based upon the transition plan established with your current employer.

- SALARY: $250,000.00 per year, payable bi-weekly, according to the regular payroll practice of the Company. Your salary will remain at this minimum level for a period of two (2) years. At the Company's discretion your salary may be increased during this two (2) year period. After the initial two (2) years, your salary may be increased or decreased depending upon the Company's discretion and/or your individual work performance.

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-    SIGNING BONUS: $50,000.00 (To be repaid to the Company if employment ceases, voluntarily or for cause, within 12 months of start date.) In the event that within one (1) year of commencing employment with Viewlocity you die or are physically disabled to the extent that you cannot perform your job responsibilities the repayment of this signing bonus will be waived.

- BONUS: In addition to your base compensation, you will participate in an annual incentive bonus program under which you will be entitled to earn targeted incentive compensation of $250,000.00 annually. This incentive portion of your compensation will be based on the achievement of specific goals to be set and agreed upon by you and the Chief Executive Officer in writing within thirty (30) days from the date of this Revised Offer Letter and every six (6) months thereafter. These goals may be based on revenue generation, profitability, customer satisfaction, quality of customer relationships and contribution to the teamwork between the functional areas of Viewlocity. The payment of your bonus will be reviewed and paid every six months. Payment of all bonus awards will be made within ninety (90) days of completion of the six (6) month review period. This bonus program will remain in tact for a minimum of two (2) years.

- STOCK: You will be given the opportunity to purchase 892,500 shares in the form of stock options or restricted stock available for purchase. If you choose to purchase the stock, the Company will loan you the money at a market rate of interest. The exercise price of the options or the purchase price of the restricted stock will be the current fair market price determined by the Board of Directors, which is $1.00 per share. These options will be subject to following vesting schedule: one quarter will vest (6) months after commencement of your employment the remaining will vest in equal increments over the succeeding 42 months. All vesting will cease immediately upon termination of your employment for any reason. All options shares will be subject to the provisions of the Company's Stock Incentive Plan. All shares will be offered in a form that allows you to receive the advantage of a long-term capital gains tax rate (once IRS holding periods have been satisfied) upon sale or transfer of shares with taxation occurring at time of sale or transfer.

     In order to clarify the foregoing paragraph, you are hereby granted the option to purchase 892,500 shares of common stock of the Company. Six
     (6) months after the date you start your employment with the Company, you shall be fully "vested" in the right to purchase 223,125 shares of common stock of the Company. Each month thereafter, you shall accumulate the right to purchase an additional 15,937.50 shares of common stock of the Company. In order to elect to exercise your right to purchase shares (which you may do at any time and from time to time, in whole or in part, after the vesting of such right), you shall advise the Company in writing of such election at the Company's business address, together with the delivery of a fully executed promissory note for the purchase price of the stock in form and substance reasonably acceptable to the Company, which shall bear interest at the Prime Rate of interest as announced by The Wall Street Journal on the date of such exercise

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     and shall be due and payable upon your sale of the stock purchased by such exercise. You may not transfer the option to purchase granted hereunder without first obtaining the Company's prior written approval, which may be granted or withheld in the Company's sole discretion. Notwithstanding the foregoing sentence, you may, without the Company's prior written approval, but by providing the Company with prior written notice, transfer the option to purchase granted hereunder to a trust or limited liability company established for estate planning purposes.

     In the event you are terminated by the Company without "Cause" (as defined below) or if a "Change of Control" (as defined below) occurs, in either case prior to six (6) months after the commencement of your employment with the company, one-half (1/2) of your restricted stock or options will immediately become vested. If at any time following the six month anniversary of your employment a "change of control" occurs where you are not offered the opportunity to remain employed as the Executive Vice President, Chief Operations Officer of Viewlocity, or a comparable position, the vesting schedule for your shares will be accelerated so the one-half (1/2) of your non-vested shares would vest immediately upon "change of control". In all other cases, your shares will vest as outlined in the previous paragraph.

     For purposes of this Letter, a Change of Control shall be deemed to have occurred if the Company (i) agrees to sell or transfer (a) more than fifty percent (50%) of its capital stock, or (b) eighty percent (80%) or more of its assets (as reflected on the Company's most recent audited balance sheet) and substantially all material customer agreements, for cash or property (including stock), or for a combination of cash and property (including stock), or (ii) agrees to any merger, consolidation, reorganization, division or other transaction in which more than fifty percent (50%) of the issued and outstanding shares of the Company's common stock are converted into another security or into the right to receive securities or property, or (iii) Gregory Cronin ceases to fill the Company role of President and Chief Executive Officer.

- BENEFITS: The Company will provide you and your family major medical, dental, 401(k), etc. benefits as commonly provided to all Company employees, and your rights and costs for such benefit plans will be determined under the provisions of such plans. Highlights of these benefits are as follows:

       COMPREHENSIVE MEDICAL

       VIEWLOCITY offers a comprehensive medical plan with eligibility being immediate at hire. The plan covers the cost of prescriptions less a $10.00 co-pay per prescription. The current associate contributions for this plan are $10.00 per pay period for single coverage, $20.00 for associate and spouse and $30.00 for family coverage.

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       DENTAL

       Dental coverage is $1,000/year per person after satisfying the deductible. Cost for this coverage is included in the associate contribution detailed in the medical section.

       LIFE INSURANCE

       VIEWLOCITY provides group life insurance equal to one times your annual salary. An equal amount of AD&D (Accidental Death & Dismemberment) will also be provided. The maximum life insurance provided is $200,000.

       SHORT TERM DISABILITY

       For the first 26 weeks of a short-term disability you will be provided 66 2/3% of your salary up to a maximum of $1,500/week.

       LONG TERM DISABILITY

       VIEWLOCITY provides salary continuation of 60% of your base salary to a maximum of $12,000 per month. Long-term disability becomes effective after 180 days of disability.

       401(K) SAVINGS PLAN

       You will be eligible to enroll in our 401 (k) Savings Plan. The Plan allows you to defer from 2-18% of your compensation on a pretax basis up to a maximum of $10,000 per year. If you are currently in a 401 (k) plan, you may be eligible to roll over any contributions into our plan.

       Additional benefits shall include reimbursement of expenses promoting the Company, reimbursement of continuing education expenses, and mobile phone monthly charges.

       The benefits described in this letter are provided for informational purposes only. At the discretion of Viewlocity, policies and benefits may be changed at any time, and you do not have any vested rights in benefits by virtue of this letter, although the Company will, at a minimum, provide you with substantially similar benefits to those set forth hereinabove throughout the term of your employment. Employment benefits are governed by the actual plan documents that are kept in the Human Resources department. If you have any questions about benefits, you should refer to the actual plan document.

- VACATION: You will be eligible for four (4) weeks paid vacation and the Company's standard sick leave policy. If for any reason you need additional time, it will be negotiated and subject to approval by the Company's Board of Directors.

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-    TRADE SECRETS/CONFIDENTIAL INFORMATION AND NON-COMPETE: As an employee of the Company, you will have access to confidential information. Moreover, you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interest of the Company, we will ask that you sign the Company's standard Employment Covenants Agreement as conditions of your employment. We wish to impress upon you that we do not wish you to bring with you any trade secrets, confidential or proprietary material of any former employer or to violate any other obligation to your former employers. You hereby acknowledge that your acceptance hereof will not breach any agreement to which you are a party.

- EMPLOYMENT AT WILL: Subject to the terms of this Revised Offer Letter, at either Your option or Viewlocity's option, your employment may be terminated at any time, with or without cause or notice.

     No Viewlocity representative, other than the President, has any authority to enter into any agreement for employment for any specific period of time.

     Gregory Cronin hereby represents and warrants that he is the President and Chief Executive Officer of the Company and has the power and authority to bind the Company to its obligations set forth herein and in the Employment Covenants Agreement.

- SEPARATION PAY: In the event the Company terminates your employment without "cause," as defined below, or your employment is terminated as a result of disability as determined by the Board of Directors, then, upon execution of a Separation Pay Release Agreement drafted by the Company and reasonably acceptable to you, the Company will continue your current base salary (excluding bonus), payable in accordance with the Company's normal payroll practices, as well as paid medical benefits, for a period of nine (9) months. Stock options and restricted stock will not continue to vest during this separation period following your termination. If you accept and receive compensate for any other employment during this nine
     (9) month period then your base salary and medical benefits will cease at that time.

     For purposes of this separation pay provision only "cause" means a determination by the Board of Directors, in its reasonable discretion, that you have (a) engaged in acts in violation of law; (b) breached your Nondisclosure and Developments Agreement, your fiduciary duty to the Company, or your duties of loyalty and/or care to the Company; or (c) disobeyed the good faith, lawful policies or instructions of the Board of Directors, if you have not cured such disobedience within fifteen
     (15) days of your receipt of written notice thereof.

- TERMS OF OFFER: This offer will remain open until the end of business on October 29, 1999. When you do accept, and all of us sincerely hope you will, please sign the enclosed copy of this letter and return it to me.

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Moe, please keep the contents of this letter confidential. We are excited to have you join us and are enthused at the prospect of tackling a very promising future together.

Sincerely yours,

/s/ Gregory Cronin
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Greg Cronin
President, Chief Executive Officer



Agreed to, accepted and acknowledged:


/s/ Maurice Trebuchon                                  10-27-99
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Maurice Trebuchon                                     Date